VERA BRADLEY ANNOUNCES FISCAL FIRST QUARTER 2018 RESULTS

First quarter net revenues totaled $96.1 million, in line with guidance

First quarter net loss on a GAAP basis totaled ($4.0) million, or ($0.11) per diluted share; first quarter net loss on a non-GAAP basis (excluding severance charges) totaled ($3.2) million, or ($0.09) per diluted share

Company ended the first quarter with a strong cash and investment position of $101.4 million, no debt, and year-over-year inventories down 7.0%

Management reiterates annual guidance

FORT WAYNE, Ind., May 31, 2017 - Vera Bradley, Inc. (Nasdaq: VRA) (“Vera Bradley” or the “Company”) today announced its financial results for the fiscal first quarter ended April 29, 2017.

Comments on First Quarter Performance

Robert Wallstrom, Chief Executive Officer, noted, “Challenges in the retail environment continued into the first quarter, although April sales trends did improve over those in February and March. Total revenues were in line with our expectations while our gross profit percentage was slightly below our guidance. Our first quarter net loss per share of $0.09 (excluding severance charges) was better than guidance, primarily due to expense management, the timing of certain expenses, and a lower-than-expected tax rate.”

Summary of First Quarter Financial Performance

Net revenues totaled $96.1 million for the current year first quarter ended April 29, 2017, compared to $105.2 million in the prior year first quarter ended April 30, 2016.

For the current year first quarter, the Company posted a net loss of ($4.0) million, or ($0.11) per diluted share. These results included $0.8 million of after-tax severance charges. On a non-GAAP basis, excluding these charges, the Company’s net loss totaled ($3.2) million, or ($0.09) per diluted share.

For the prior year first quarter, the Company recorded net income of $2.4 million, or $0.06 per diluted share.

Looking Ahead

Wallstrom further noted, “As a reminder, our primary objective in fiscal 2018 is to increase our customer count. In order to do this, we must:

•	Drive brand desirability through a robust marketing program and focused brand clarity;

•	Drive product desirability through focusing on our core assortment and strategically leveraging licensing opportunities to expand the brand reach; and

•
Strengthen our distribution network, focusing on driving comparable sales in our core businesses, including continuing to strengthen our digital flagship and closing up to 15 underperforming full-line stores.”

“We believe executing these three key goals can position Vera Bradley for the future and improved profitability,” Wallstrom concluded.

First Quarter Details

The non-GAAP current first quarter income statement numbers referenced below exclude the previously disclosed severance charges.

Current year first quarter net revenues of $96.1 million were in line with the Company’s guidance range of $94 million to $99 million. Prior year first quarter revenues totaled $105.2 million.

Current year first quarter Direct segment revenues totaled $68.8 million, a 5.6% decrease from $72.9 million in the prior year first quarter. Comparable sales (including e-commerce) decreased 12.5% for the quarter (reflecting a 7.8% decline in comparable store sales and a 22.0% decrease in e-commerce sales), which was partially offset by new store growth (the Company opened three full-line and eight factory outlet stores during the past 12 months). First quarter comparable sales were negatively impacted by year-over-year declines in store and e-commerce traffic, and, as expected, e-commerce sales were partially impacted by the conversion to a new platform.

As expected, Indirect segment revenues decreased 15.3% to $27.3 million from $32.2 million in the prior year first quarter, reflecting a reduction in the number of specialty accounts coupled with a reduction in orders from both specialty accounts and certain key accounts.

Gross profit for the quarter totaled $52.7 million, or 54.8% of net revenues, compared to $59.7 million, or 56.7% of net revenues, in the prior year first quarter. The year-over-year 190 basis point gross profit percentage decline primarily related to channel mix changes and increased promotional activity at the Company’s factory outlet stores, which also caused the gross profit percentage to fall modestly below the low end of the guidance range of 55.0% to 55.5%.

Selling, General, and Administrative (“SG&A”) expense totaled $57.8 million, or 60.1% of net revenues, in the current year first quarter, compared to $56.4 million, or 53.6% of net revenues, in the prior year first quarter. On a non-GAAP basis, excluding severance charges, SG&A expense totaled $56.4 million, or 58.7% of net revenues, in the current year first quarter. Excluding charges, SG&A dollars were essentially flat on a year-over-year basis. The SG&A expense rate was lower than the Company’s guidance of 61.1% to 63.3% due to expense management and the timing of approximately $1.0 million of marketing expenses that are expected to be incurred in the remaining three quarters.

The Company’s operating loss totaled ($4.8) million, or (5.0%) of net revenues, in the current year first quarter, compared to operating income of $3.9 million, or 3.7% of net revenues, in the prior year first quarter. On a non-GAAP basis, excluding severance charges, the Company’s operating loss totaled ($3.5) million, or (3.6%) of net revenues, in the current year first quarter.

By segment, Direct operating income was $6.8 million, or 9.9% of sales, compared to $12.1 million, or 16.6% of sales, in the prior year, and Indirect operating income was $9.4 million, or 34.6% of sales, compared to $12.6 million, or 39.1% of sales, in the prior year.

Net capital spending for the first quarter totaled $3.4 million.

During the first quarter, the Company repurchased approximately $1.2 million worth of its common stock (approximately 132,000 shares at an average price of $9.11). The Company has approximately $20.1 million remaining under its share repurchase authorization.

Cash, cash equivalents, and investments as of April 29, 2017 totaled $101.4 million compared to $81.8 million at the end of last year’s first quarter. The Company had no debt outstanding at quarter end. Quarter-end inventory was $105.4 million compared to $113.4 million last year and in line with guidance of $100 million to $110 million.

Second Quarter and Fiscal Year 2018 Outlook

The prior year non-GAAP numbers referenced below exclude store impairment charges (recorded in the second, third, and fourth quarters), certain severance charges (recorded in the second quarter), and the release of certain income tax reserves no longer deemed necessary (recorded in the third quarter). Current year estimates do not include severance, impairment, store closing, or other charges.

For the second quarter of fiscal 2018, the Company expects:

•	Net revenues of $111 million to $115 million compared to prior year second quarter revenues of $119.2 million.

•	A gross profit percentage of 57.5% to 58.0% compared to 57.4% in the prior year second quarter. The planned increase reflects expected overhead savings.

•
SG&A as a percentage of net revenues of 53.0% to 53.5% compared to 50.6% in the prior year second quarter (48.5% excluding charges). Deleverage is primarily due to expected reduced revenues in the quarter.

•
Diluted earnings per share of $0.09 to $0.11, based on diluted weighted-average shares outstanding of 35.9 million and an effective tax rate of 35.6%. Net income totaled $5.1 million, or $0.14 per diluted share, in the prior year second quarter. Excluding charges, net income totaled $6.7 million, or $0.18 per diluted share.

•	Inventory of $100 million to $110 million at the end of the second quarter, compared to $96.5 million at the end of last year’s second quarter.

For fiscal 2018 (which includes a 53rd week), the Company expectations are as follows:

•	Net revenues of $460 million to $480 million compared to $485.9 million last year.

•
A gross profit percentage of 56.0% to 56.5% compared to 56.8% last year. The planned decline relates to expected increased promotional activity and channel mix changes, partially offset by planned overhead savings.

•
SG&A as a percentage of net revenues of 50.8% to 51.3% compared to 51.3% last year. Excluding charges, SG&A as a percentage of net revenues was 48.5% last year. The planned increase, excluding charges, relates to the annualization of new store expenses, additional incentive compensation, and incremental depreciation associated with the new digital flagship. In addition, deleverage is expected due to reduced sales.

•
Diluted earnings per share of $0.40 to $0.50, based on diluted weighted-average shares outstanding of 35.8 million and an effective tax rate of 38.0%. Diluted earnings per share totaled $0.53 last year. Excluding charges, diluted earnings per share totaled $0.72 last year.

•	Net capital spending of approximately $10 million to $15 million compared to $20.8 million in the prior year.
Disclosure Regarding Non-GAAP Measures
The Company's management does not, nor does it suggest that investors should, consider the supplemental non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). Further, the non-GAAP measures utilized by the Company may be unique to the Company, as they may be different from non-GAAP measures used by other companies.
The Company believes that the non-GAAP measures presented in this earnings release, including current year first quarter selling, general, and administrative expenses; operating loss; net loss and diluted loss per share, along with the associated percentages of net revenues, are helpful to investors because they allow for a more direct comparison of the Company’s year-over-year performance and are consistent with management’s evaluation of business performance. A reconciliation of the non-GAAP measures to the most directly comparable GAAP measures can be found in the Company’s supplemental schedules included in this earnings release.
Call Information

A conference call to discuss fiscal first quarter results is scheduled for today, Wednesday, May 31, 2017, at 9:30 a.m. Eastern Time. A broadcast of the call will be available via Vera Bradley’s Investor Relations section of its website, www.verabradley.com. Alternatively, interested parties may dial into the call at 1-(800) 949-2163, and enter the access code 7320726. A replay will be available shortly after the conclusion of the call and remain available through June 14, 2017. To access the recording, listeners should dial 1-(844) 512-2921, and enter the access code 7320726.

About Vera Bradley, Inc.

Vera Bradley is a leading designer of women’s handbags, luggage and travel items, fashion and home accessories, and unique gifts.  Founded in 1982 by friends Barbara Bradley Baekgaard and Patricia R. Miller, the brand’s innovative designs, iconic patterns, and brilliant colors continue to inspire and connect women unlike any other brand in the global marketplace.

Vera Bradley offers a unique, multi-channel sales model as well as a focus on service and a high level of customer engagement. The Company sells its products through two reportable segments: Direct and Indirect. The Direct business consists of sales of Vera Bradley products through the Company’s full-line and factory outlet stores in the United States, verabradley.com, eBay, and its annual outlet sale in Fort Wayne, Indiana. The Indirect business consists of sales of Vera Bradley products to approximately 2,400 specialty retail locations, substantially all of which are located in the United States, as well as select department stores, national accounts, third party e-commerce sites, its wholesale business in Japan, and third-party inventory liquidators.

The Company’s commitment to bringing more beauty into women’s lives includes its dedication to breast cancer research through the Vera Bradley Foundation for Breast Cancer.

Website Information

We routinely post important information for investors on our website www.verabradley.com in the "Investor Relations" section. We intend to use this webpage as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. Accordingly, investors should monitor the Investor Relations section of our website, in addition to following our press releases, SEC filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, our webpage is not incorporated by reference into, and is not a part of, this document.

Vera Bradley Safe Harbor Statement

Certain statements in this release are "forward-looking statements" made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect the Company's current expectations or beliefs concerning future events and are subject to various risks and uncertainties that may cause actual results to differ materially from those that we expected, including: possible adverse changes in general economic conditions and their impact on consumer confidence and spending; possible inability to predict and respond in a timely manner to changes in consumer demand; possible loss of key management or design associates or inability to attract and retain the talent required for our business; possible inability to maintain and enhance our brand; possible inability to successfully implement our long-term strategic plan; possible inability to successfully open new stores and/or operate current stores as planned; adverse changes in the cost of raw materials and labor used to manufacture our products; possible adverse effects resulting from a significant disruption in our single distribution facility; and possible ramifications from the payment card incident disclosed in October 2016. More information on potential factors that could affect the Company’s financial results is included from time to time in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s public reports filed with the SEC, including the Company’s Form 10-K for the fiscal year ended January 28, 2017. We undertake no obligation to publicly update or revise any forward-looking statement. Financial schedules are attached to this release.

CONTACTS:
Investors:
Julia Bentley, VP of Investor Relations and Communications
jbentley@verabradley.com
(260) 207-5116

Media:
877-708-VERA (8372)

Vera Bradley, Inc.
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	April 29, 2017	January 28, 2017	April 30, 2016
Assets
Current assets:
Cash and cash equivalents	$74,400	$86,375	$51,813
Short-term investments	9,489	30,152	30,013
Accounts receivable, net	22,693	23,313	27,691
Inventories	105,421	102,283	113,412
Income taxes receivable	5,722	3,217	2,766
Prepaid expenses and other current assets	11,579	10,237	11,947
Total current assets	229,304	255,577	237,642
Property, plant, and equipment, net	100,566	101,577	114,904
Long-term investments	17,519	—	—
Deferred income taxes	12,672	13,539	11,142
Other assets	2,222	2,816	2,057
Total assets	$362,283	$373,509	$365,745
Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$25,705	$32,619	$26,378
Accrued employment costs	10,743	12,474	10,503
Other accrued liabilities	18,667	16,906	17,155
Income taxes payable	681	508	—
Total current liabilities	55,796	62,507	54,036
Long-term liabilities	27,243	27,216	29,445
Total liabilities	83,039	89,723	83,481
Shareholders’ equity:
Additional paid-in-capital	89,438	88,739	85,706
Retained earnings	259,718	263,767	246,427
Accumulated other comprehensive loss	(43)	(50)	(38)
Treasury stock	(69,869)	(68,670)	(49,831)
Total shareholders’ equity	279,244	283,786	282,264
Total liabilities and shareholders’ equity	$362,283	$373,509	$365,745

Vera Bradley, Inc.
Condensed Consolidated Statements of Income
(in thousands, except per share amounts)
(unaudited)

	Thirteen Weeks Ended
	April 29, 2017	April 30, 2016
Net revenues	$96,135	$105,181
Cost of sales	43,435	45,525
Gross profit	52,700	59,656
Selling, general, and administrative expenses	57,771	56,376
Other income	267	577
Operating (loss) income	(4,804)	3,857
Interest (income) expense, net	(39)	48
(Loss) income before income taxes	(4,765)	3,809
Income tax (benefit) expense	(716)	1,391
Net (loss) income	$(4,049)	$2,418
Basic weighted-average shares outstanding	36,235	37,547
Diluted weighted-average shares outstanding	36,235	37,724

Basic net (loss) income per share	$(0.11)	$0.06
Diluted net (loss) income per share	$(0.11)	$0.06

Vera Bradley, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Thirteen Weeks Ended
	April 29, 2017	April 30, 2016
Cash flows from operating activities
Net (loss) income	$(4,049)	$2,418
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Depreciation of property, plant, and equipment	4,948	4,702
Provision for doubtful accounts	162	23
Stock-based compensation	1,278	842
Deferred income taxes	867	221
Cash gain on investments	152	—
Other non-cash gain, net	(19)	(13)
Changes in assets and liabilities:
Accounts receivable	458	3,580
Inventories	(3,138)	178
Prepaid expenses and other assets	(748)	(1,749)
Accounts payable	(6,040)	1,262
Income taxes	(2,332)	(12,066)
Accrued and other liabilities	(1,476)	(3,395)
Net cash used in operating activities	(9,937)	(3,997)
Cash flows from investing activities
Purchases of property, plant, and equipment	(3,362)	(5,594)
Purchases of investments	(26,975)	(30,000)
Proceeds from maturity of investment	30,000	—
Net cash used in investing activities	(337)	(35,594)
Cash flows from financing activities
Tax withholdings for equity compensation	(579)	(572)
Repurchase of common stock	(1,116)	(5,694)
Other financing activities, net	—	(16)
Net cash used in financing activities	(1,695)	(6,282)
Effect of exchange rate changes on cash and cash equivalents	(6)	5
Net decrease in cash and cash equivalents	(11,975)	(45,868)
Cash and cash equivalents, beginning of period	86,375	97,681
Cash and cash equivalents, end of period	$74,400	$51,813
Supplemental disclosure of cash flow information
Cash paid for income taxes, net	$522	$13,223
Supplemental disclosure of non-cash activity
Non-cash operating, investing, and financing activities
Repurchase of common stock
Expenditures incurred but not yet paid as of April 29, 2017 and April 30, 2016	$83	$426
Expenditures incurred but not yet paid as of January 28, 2017 and January 30, 2016	$—	$436
Purchases of property, plant, and equipment
Expenditures incurred but not yet paid as of April 29, 2017 and April 30, 2016	$2,780	$3,173
Expenditures incurred but not yet paid as of January 28, 2017 and January 30, 2016	$2,204	$2,872

Vera Bradley, Inc.
First Quarter Fiscal 2018
GAAP to Non-GAAP Reconciliation Thirteen Weeks Ended April 29, 2017
(in thousands, except per share amounts)
(unaudited)

	Thirteen Weeks Ended
	As Reported	Other Items[1]	Non-GAAP (Excluding Items)
Selling, general, and administrative expenses	$57,771	$1,325	$56,446
Operating loss	(4,804)	(1,325)	(3,479)
Loss before income taxes	(4,765)	(1,325)	(3,440)
Income tax benefit	(716)	(487)	(229)
Net loss	(4,049)	(838)	(3,211)
Diluted net loss per share	$(0.11)	$(0.02)	$(0.09)

Direct segment operating income	$6,812	$—	$6,812
Indirect segment operating income	$9,446	$—	$9,446
Unallocated corporate expenses	$(21,062)	$(1,325)	$(19,737)

[1]Items are for severance charges

Vera Bradley, Inc.
First Quarter Fiscal 2017
GAAP to Non-GAAP Reconciliation Thirteen Weeks Ended April 30, 2016
(in thousands, except per share amounts)
(unaudited)

	Thirteen Weeks Ended
	As Reported	Other Items[1]	Non-GAAP (Excluding Items)
Selling, general, and administrative expenses	$56,376	$—	$56,376
Operating income	3,857	—	3,857
Income before income taxes	3,809	—	3,809
Income tax expense	1,391	—	1,391
Net income	2,418	—	2,418
Diluted net income per share	$0.06	$—	$0.06

Direct segment operating income	$12,137	$—	$12,137
Indirect segment operating income	$12,598	$—	$12,598
Unallocated corporate expenses	$(20,878)	$—	$(20,878)

[1]There were no Other Items identified during the first quarter of fiscal 2017